Exhibit 99.1

NEWS RELEASE

From:	Citizens First Bancorp, Inc.
Contact:	Marshall J. Campbell
Chairman
Corporate Office:	525 Water Street
Port Huron, MI 48060
Telephone:	(810) 987-8300

CITIZENS FIRST BANCORP, INC.
SIGNS DEFINITIVE AGREEMENT TO ACQUIRE
METRO BANCORP, INC. AND ITS SUBSIDIARY, METROBANK

FOR IMMEDIATE RELEASE:

     PORT HURON, MICHIGAN, MAY 22, 2003. Citizens First Bancorp, Inc. (“Citizens”) [Nasdaq:CTZN], the holding company for Citizens First Savings Bank (“Citizens First”), announced today a definitive agreement whereby Citizens will acquire Metro Bancorp, Inc. and its subsidiary, Metrobank. Metro Bancorp, headquartered in Farmington Hills, MI, is a bank holding company with approximately $150 million in assets, serving Farmington Hills and Oakland County for more than 40 years.

     The transaction, valued at $30 million, is expected to be completed in the third quarter of 2003. Although Metrobank will be owned by Citizens, it will continue to operate as a subsidiary, in the well-defined Oakland County market area.

     Marshall J. Campbell, CEO and Chairman of Citizens, says “Thomas Duke and Robert Heinrich have built an excellent franchise, committed to providing its customers with quality products, as well as a high level of service. By choosing to merge with Citizens, Metrobank will have an opportunity to build on the strong foundation of corporate excellence, value and integrity.” Mr. Heinrich, who has also agreed also to continue as Metrobank’s President, agrees. “Merging with Citizens gives us access to the capital and services we need to accelerate our growth, and that makes sense for our customers.”

     Mr. Duke and Mr. Heinrich have agreed to remain on the Metrobank board of directors, to help us continue Metrobank’s strong growth, and to benefit to communities which Metrobank will continue to serve.”

     Citizens, whose assets exceed $1 billion, currently operates 16 full service banking offices in St. Clair, Sanilac, Huron, Lapeer and Macomb Counties, through its Citizens First subsidiary.

     Statements contained in this news release may be forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of such words as “intend,” “believe,” “expect,” “anticipate,” “should,” “planned,” “estimated,” and “potential.” Such forward-looking statements are based on current expectations, but may differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time, which are incorporated into this press release by reference. Other factors which could have a material adverse effect on the operations of the Company and its subsidiaries include, but are not limited to, changes in interest rates, general economic conditions, legislative and regulatory changes, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality and composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Bank’s market area, changes in relevant accounting principles and guidelines and other factors over which management has no control. The forward-looking statements are made as of the date of this release, and the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.